UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number: 000-32585
                                               CUSIP Number: 86770K

(Check one):

|_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-QSB |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

      For the Period Ended: March 31, 2007


      |_|      Transition Report on Form 10-K and Form 10-KSB
      |_|      Transition Report on Form 20-F
      |_|      Transition Report on Form 11-K
      |_|      Transition Report on Form 10-Q and Form 10-QSB
      |_|      Transition Report on Form N-SAR

      For the Transition Period Ended: _________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full name of registrant: Sunrise Real Estate Group, Inc.

Former name if applicable: N/A

Address of principal executive office (street and number): Suite 701, No. 333 Zhaojiabang Road

City, State and Zip Code: Shanghai, People's republic of China 200032

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PART II -- RULE 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        |   (a)   The reasons described in reasonable detail in Part III of this
        |         form could not be eliminated without unreasonable effort or
        |         expense;
        |
   |X|  |   (b)   The subject annual report, semi-annual report, transition
        |         report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form
        |         N-CSR, or portion thereof, will be filed on or before the 15th
        |         calendar day following the prescribed due date; or the subject
        |         quarterly report or transition report on Form 10-Q or subject
        |         distribution report on Form 10-D, or portion thereof, will be
        |         filed on or before the fifth calendar day following the
        |         prescribed due date; and
        |
        |   (c)   The accountant's statement or other exhibit required by Rule
        |         12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period:

      Sunrise Real Estate Group, Inc. was unable to file its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 due to delays in completing the testing and analysis procedures prerequisite to the completion of its quarterly financial statements.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

            James Chen                       (8862) 2717-6657
      ------------------------      ---------------------------------
              (Name)                  (Area Code) (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s):

      Yes   |X|     No  |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes  |_|      No  |X|

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   SIGNATURES

                         SUNRISE REAL ESTATE GROUP, INC.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2007                            By: /s/ Art Honanyan
                                                  ------------------------------
                                                  Art Honanyan
                                                  Chief Financial Officer